Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Investors Paul Massoud 813-775-4260 paul.massoud@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2023 RESULTS
•First quarter net income of $435 million, Adjusted EBITDA(1) of $777 million
•Cash from operations of $149 million, free cash flow(1) of $191 million
•Capital return to shareholders totaled $608 million, reflecting $456 million of share repurchases and $152 million of dividends

TAMPA, FL, May 3, 2023 - The Mosaic Company (NYSE: MOS), reported net income of $435 million, or $1.28 per diluted share, for the first quarter of 2023. Adjusted EPS(1) was $1.14 and Adjusted EBITDA(1) was $777 million. Gross margin was $670 million.

“Mosaic delivered another strong first quarter,” said President and CEO Joc O’Rourke. “While fertilizer prices have pulled back from last year's peak levels, they remain constructive. At the same time, North American fertilizer demand has accelerated as growers are being incented to maximize yields.”

Highlights:
•First quarter revenues totaled $3.6 billion, down 8 percent from the year ago period, reflecting the impact of lower prices somewhat offset by higher volumes. The gross margin rate in the first quarter was 18.6 percent, down from 36.7 percent in the year ago period.
•Net Income in the first quarter totaled $435 million, compared with $1.2 billion in the year ago period. Adjusted EBITDA(1) totaled $777 million, compared with $1.5 billion in the first quarter of 2022. Cash from operating activities totaled $149 million and free cash flow(1) totaled $191 million.
•Potash operating earnings were $402 million in the first quarter, compared to $563 million in the prior year period. Adjusted EBITDA(1) totaled $474 million in the first quarter, compared to $651 million last year. The last of Esterhazy's thirteen underground miners is expected to enter service in the second half of 2023. With production now sufficient to meet current market demand, the restart of the Colonsay mine has been deferred to the second half of 2023.
•Phosphate operating earnings were $266 million in the first quarter, compared to $493 million in the prior year period. Adjusted EBITDA(1) totaled $382 million, compared to $632 million in the first quarter of 2022. Segment results reflected the impact of lower prices, somewhat offset by higher volumes. Production returned to normal operating rates in February of 2023.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Mosaic Fertilizantes operating earnings were negative $32 million in the first quarter, compared to positive $187 million in the prior year period. Adjusted EBITDA(1) totaled $3 million during the quarter, down from $233 million in the first quarter of 2022. Destocking of high-cost raw materials and distribution inventories impacted results, but that is now largely complete. Looking ahead, margins in the segment are expected to return to more normalized mid-cycle levels beginning in the second quarter of 2023.
•Mosaic recognized earnings from equity investments of $31 million. In February, Mosaic received a $25 million dividend distribution from the MWSPC joint venture in Saudi Arabia.
2023 Capital Allocation Strategy
The company remains committed to its capital allocation strategy:
•Mosaic returned $608 million to shareholders during the first quarter of 2023 through share repurchases and dividends. Mosaic continues to expect to return largely all of 2023 free cash flow(1) to shareholders.

•The company expects to refinance $900 million of long-term debt that matures later this year.

•Total expected capital expenditures in 2023 remain unchanged at $1.3-$1.4 billion. Growth investments include the expansion of MicroEssentials capacity at our Riverview facility, construction of the new Palmeirante blending and distribution facility in Brazil, construction of a purified phosphoric acid test plant in North America, and extending production from the Taquari potash mine in Brazil.

First Quarter Segment Results

Potash Results	Q1 2023	Q1 2022
Sales Volumes million tonnes*	1.9	1.8
MOP Selling Price(2)	$421	$582
Gross Margin (GAAP) per tonne	$216	$323
Adjusted Gross Margin (non-GAAP) per tonne(1)	$216	$323
Operating Earnings - millions	$402	$563
Segment Adjusted EBITDA(1) - millions	$474	$651
*Tonnes = finished product tonnes

Net sales in the Potash segment totaled $907 million, down from $1.1 billion one year ago. Gross margin was $413 million compared to $579 million for the same period a year ago, as lower pricing was partially offset by lower royalties and Canadian resource taxes. Gross margin per tonne was $216 compared to $323 in the prior-year period.
Total potash production was 1.9 million tonnes, down from 2.2 million tonnes in the prior year period, reflecting the impact of idled production at Colonsay. Sales volumes totaled 1.9 million tonnes, up from 1.8 million tonnes in the prior year quarter. MOP cash costs were $81 per tonne, in line with the prior year period.
Sales volumes in the second quarter are expected to be 2.0-2.2 million tonnes with realized mine-gate MOP prices in the range of $325-$375 per tonne. Shipments in the second quarter are expected to reflect a higher percentage of lower-priced export sales.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Phosphate Results	Q1 2023	Q1 2022
Sales Volumes million tonnes*	1.8	1.7
DAP Selling Price(4)	$660	$785
Gross Margin (GAAP) per tonne	$141	$318
Adjusted Gross Margin (non-GAAP) per tonne(1)	$141	$318
Operating Earnings - millions	$266	$493
Segment Adjusted EBITDA(1) - millions	$382	$632
*Tonnes = finished product tonnes

Net sales in the Phosphate segment were $1.4 billion, down from $1.5 billion in the prior year period. Gross margin was $259 million, compared to $528 million for the same period a year ago, as lower pricing was somewhat offset by higher volumes. Gross margin per tonne was $141 compared to $318 in the prior-year period.
Production of finished phosphates totaled 1.8 million tonnes, up 5 percent year-over-year, and sales volumes totaled 1.8 million tonnes, up 11 percent year-over-year. Production has recovered from the disruptions that impacted operations in the second half of 2022.
Mosaic continued to benefit from its advantaged ammonia cost position during the first quarter. The price of ammonia realized in cost of goods sold averaged $605 per tonne, well below the $785 per tonne average first quarter spot price.
Sales volumes in the second quarter are expected to be 1.8-2.0 million tonnes with DAP prices on an FOB basis averaging $550-$600 per tonne. Lower raw material prices are expected to provide a sequential benefit in the second quarter.

Mosaic Fertilizantes Results	Q1 2023	Q1 2022
Sales Volumes million tonnes*	2.1	1.8
Finished Product Selling Price	$646	$817
Gross Margin (GAAP) per tonne	$(1)	$120
Adjusted Gross Margin (non GAAP) per tonne(1)	$(1)	$130
Operating Earnings - millions	$(32)	$187
Segment Adjusted EBITDA(1) - millions	$3	$233
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $1.3 billion, down from $1.5 billion in the prior year period. Gross margin was $(1) million, compared to $219 million for the same period a year ago, primarily as a result of a concerted effort to destock high-cost inventory in the distribution business. Gross margin per tonne was about breakeven in the first quarter, vs. $120 in the prior year period.
Destocking of high-cost raw materials in the production business and inventory in the distribution business is now largely complete and margins are expected to return to more normalized mid-cycle levels in the second quarter.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)

Other
Selling, general, and administrative costs (SG&A) were $128 million, down from $132 million in the year-ago period. The effective tax rate during the quarter was 21.7 percent. The company expects an effective rate for full year 2023 in the mid-20 percent range under current tax laws and regulations.
Mosaic recognized earnings from equity investments of $31 million. In February, Mosaic received a $25 million dividend distribution from the MWSPC joint venture in Saudi Arabia.
In January of 2023, Mosaic divested Streamsong Resort for gross proceeds of $160 million.
Market Outlook
Grain and oilseed markets are expected to remain tight through 2023 and likely beyond. The disruption to Ukraine's agricultural production caused by war, coupled with reduced fertilization and sub-optimal weather in major growing regions like the Americas, Europe and China, threaten global agricultural production. This suggests that global stocks-to-use ratios, already projected at 25-year lows, will remain under pressure.

Historically elevated crop prices coupled with fertilizer pricing that has moderated from the post-Ukraine-invasion spike justifies a return to normal nutrient applications. In North America, sentiment has improved significantly from the second half of 2022, and spring nutrient application rates are trending toward normal levels. In Brazil, an attractive fertilizer-to-soybean barter ratio suggests a significant recovery in fertilizer shipments in 2023.

For both potash and phosphates, supply constraints remain. In potash, we expect annual shipments from Belarus will be down 5-6 million tonnes from pre-sanction export rates. In phosphates, China's exports are expected to see only a modest recovery from the recent lows in 2022 but remain well below shipments seen in 2021. In both phosphates and potash, the fundamental tightness in global markets is expected to persist well into 2023 and likely beyond.

2023 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2023:

Modeling Assumptions	Full Year 2023
Total Capital Expenditures	$1.3 - 1.4 billion
Depreciation, Depletion & Amortization	$830 - $850 million
Selling, General, and Administrative Expense	$475 - $500 million
Net Interest Expense	$170 - $180 million
Effective tax rate	Mid 20’s %
Cash tax rate	Low 20's %
Sensitivities Table
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2022 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2022 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $60 million (5)	$632
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $90 million	$804
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.16
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Thursday, May 4, 2023, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 412-902-6506, Conference ID: 4434358 . All earnings-related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, adjusted gross margin referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding and/or including certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended June 30, 2021, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2023, the company reported the following notable items which, combined, positively impacted earnings per share by $0.14:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$51	$(12)	$0.11
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(1)	—	—
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	3	(0.03)
Gain on sale of Streamsong Resort	Phosphate	Other operating income (expense)	57	(14)	0.13
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(8)	2	(0.02)
ARO Adjustment	Phosphate	Other operating income (expense)	(20)	5	(0.04)
Environmental reserve	Phosphate	Other operating income (expense)	(6)	1	(0.01)
Total Notable Items			$61	$(15)	$0.14
For the three months ended March 31, 2022, the company reported the following notable items which, combined, positively impacted earnings per share by $0.78:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$311	$(78)	$0.62
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	100	(25)	0.21
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(9)	3	(0.02)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(18)	5	(0.03)
Fixed asset write-off	Phosphate	Other operating income (expense)	(4)	1	(0.01)
ARO Adjustment	Potash	Other operating income (expense)	(9)	2	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	9	0.03
Total Notable Items			$371	$(83)	$0.78

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2023	2022
Net sales	$3,604.3	$3,922.3
Cost of goods sold	2,933.9	2,483.2
Gross margin	670.4	1,439.1
Selling, general and administrative expenses	127.7	132.4
Other operating (income) expense	(1.9)	50.9
Operating earnings	544.6	1,255.8
Interest expense, net	(41.1)	(39.3)
Foreign currency transaction gain	51.4	310.7
Other income (expense)	(8.9)	0.2
Earnings from consolidated companies before income taxes	546.0	1,527.4
Provision for income taxes	118.3	372.4
Earnings from consolidated companies	427.7	1,155.0
Equity in net earnings of nonconsolidated companies	31.3	30.7
Net earnings including noncontrolling interests	459.0	1,185.7
Less: Net earnings attributable to noncontrolling interests	24.2	3.7
Net earnings attributable to Mosaic	$434.8	$1,182.0
Diluted net earnings per share attributable to Mosaic	$1.28	$3.19
Diluted weighted average number of shares outstanding	338.7	370.1

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$464.8	$735.4
Receivables, net, including affiliate receivables of $35.7 and $291.5, respectively	1,426.3	1,699.9
Inventories	3,320.0	3,543.1
Other current assets	642.3	578.2
Total current assets	5,853.4	6,556.6
Property, plant and equipment, net of accumulated depreciation of $9,144.6 and $8,944.9, respectively	12,789.2	12,678.7
Investments in nonconsolidated companies	879.8	885.9
Goodwill	1,118.6	1,116.3
Deferred income taxes	764.1	752.3
Other assets	1,452.4	1,396.2
Total assets	$22,857.5	$23,386.0
Liabilities and Equity
Current liabilities:
Short-term debt	$854.6	$224.9
Current maturities of long-term debt	980.4	985.3
Structured accounts payable arrangements	544.3	751.2
Accounts payable, including affiliate payables of $305.1 and $353.2, respectively	1,027.0	1,292.5
Accrued liabilities	1,761.3	2,279.9
Total current liabilities	5,167.6	5,533.8
Long-term debt, less current maturities	2,408.9	2,411.9
Deferred income taxes	1,012.5	1,010.1
Other noncurrent liabilities	2,212.0	2,236.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 393,682,617 shares issued and 332,098,640 shares outstanding as of March 31, 2023, 391,964,464 shares issued and 339,071,423 shares outstanding as of December 31, 2022	3.3	3.4
Capital in excess of par value	—	—
Retained earnings	13,996.5	14,203.4
Accumulated other comprehensive loss	(2,106.0)	(2,152.2)
Total Mosaic stockholders' equity	11,893.8	12,054.6
Noncontrolling interests	162.7	139.6
Total equity	12,056.5	12,194.2
Total liabilities and equity	$22,857.5	$23,386.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2023	2022
Cash Flows from Operating Activities:
Net cash provided by operating activities	$149.0	$506.2
Cash Flows from Investing Activities:
Capital expenditures	(321.5)	(290.5)
Purchases of available-for-sale securities - restricted	(604.6)	(57.8)
Proceeds from sale of available-for-sale securities - restricted	591.2	51.9
Proceeds from sale of business	158.4	—
Acquisition of business	(41.0)	—
Other	(3.9)	(0.8)
Net cash used in investing activities	(221.4)	(297.2)
Cash Flows from Financing Activities:
Payments of short-term debt	(3,127.9)	(91.7)
Proceeds from issuance of short-term debt	3,356.5	112.5
Payments of inventory financing arrangement	—	(551.6)
Proceeds from inventory financing arrangement	400.8	701.9
Payments of structured accounts payable arrangements	(381.2)	(462.5)
Proceeds from structured accounts payable arrangements	169.8	563.6
Collections of transferred receivables	608.2	446.9
Payments of transferred receivables	(607.0)	(375.6)
Payments of long-term debt	(15.0)	(14.1)
Repurchases of stock	(456.0)	(422.1)
Cash dividends paid	(152.4)	(40.6)
Other	(4.8)	8.3
Net cash used in financing activities	(209.0)	(125.0)
Effect of exchange rate changes on cash	4.3	31.1
Net change in cash, cash equivalents and restricted cash	(277.1)	115.1
Cash, cash equivalents and restricted cash - beginning of period	754.1	786.3
Cash, cash equivalents and restricted cash - end of period	$477.0	$901.4

	Three months ended

	March 31, 2023	March 31, 2022
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$464.8	$881.9
Restricted cash in other current assets	9.8	10.1
Restricted cash in other assets	2.4	9.4
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$477.0	$901.4
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended March 31,
	2023	2022
Net income attributable to Mosaic	$434.8	$1,182.0
Basic weighted average number of shares outstanding	335.4	366.1
Dilutive impact of share-based awards	3.3	4.0
Diluted weighted average number of shares outstanding	338.7	370.1
Basic net income per share attributable to Mosaic	$1.30	$3.23
Diluted net income per share attributable to Mosaic	$1.28	$3.19
Notable items impact on net income per share attributable to Mosaic	0.14	0.78
Adjusted diluted net income per share attributable to Mosaic	$1.14	$2.41

Free Cash Flow

Three months ended March 31,
2023
Net cash provided by operating activities	$149
Capital expenditures	(322)
Working capital financing(a)	364
Free cash flow	$191

(a) Includes net proceeds (payments) from inventory financing arrangements, structured accounts payable arrangements and commercial paper borrowings.

Adjusted EBITDA

Consolidated Earnings (in millions)	Three months ended March 31,
	2023	2022
Consolidated net earnings attributable to Mosaic	$435	$1,182
Less: Consolidated interest expense, net	(41)	(40)
Plus: Consolidated depreciation, depletion and amortization	220	226
Plus: Accretion expense	23	20
Plus: Share-based compensation expense	12	16
Plus: Consolidated provision for income taxes	118	372
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	6	31
Plus: Notable items	(66)	(374)
Adjusted EBITDA	$777	$1,451

	Three months ended
	March 31,	March 31,
Potash Earnings (in millions)	2023	2022
Operating Earnings	$402	$563
Plus: Depreciation, Depletion and Amortization	70	77
Plus: Accretion Expense	2	2
Plus: Foreign Exchange Gain (Loss)	3	17
Plus: Notable Items	(3)	(8)
Adjusted EBITDA	$474	$651

	Three months ended
	March 31,	March 31,
Phosphates Earnings (in millions)	2023	2022
Operating Earnings	$266	$493
Plus: Depreciation, Depletion and Amortization	116	120
Plus: Accretion Expense	16	13
Plus: Foreign Exchange Gain (Loss)	(2)	(7)
Plus: Dividends received from equity investment	25	—
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	25	4
Plus: Notable Items	(14)	17
Adjusted EBITDA	$382	$632

	Three months ended
	March 31,	March 31,
Mosaic Fertilizantes (in millions)	2023	2022
Operating Earnings	$(32)	$187
Plus: Depreciation, Depletion and Amortization	32	25
Plus: Accretion Expense	5	4
Plus: Foreign Exchange Gain (Loss)	23	119
Plus: Other Income (Expense)	(1)	(1)
Plus: Notable Items	(24)	(101)
Adjusted EBITDA	$3	$233

	Three months ended
Potash Gross Margin (per tonne)	March 31,	March 31,
	2023	2022
Gross margin / tonne	$216	$323
Notable items in gross margin / tonne	—	—
Adjusted gross margin / tonne	$216	$323

	Three months ended
Phosphate Gross Margin (per tonne)	March 31,	March 31,
	2023	2022
Gross margin / tonne	$141	$318
Notable items in gross margin / tonne	—	—
Adjusted gross margin / tonne	$141	$318

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	March 31,	March 31,
	2023	2022
Gross margin / tonne	$(1)	$120
Notable items in gross margin / tonne	—	10
Adjusted gross margin / tonne	$(1)	$130